Exhibit 99.1

BBCN President & CEO Alvin Kang to Step Down January 31, 2013

LOS ANGELES--(BUSINESS WIRE)--January 14, 2013--BBCN Bancorp, Inc. (NASDAQ:BBCN) (the “Company) today announced that Alvin D. Kang, 68, will step down from his positions as President and Chief Executive Officer and as a Director of the Company and its wholly owned subsidiary, BBCN Bank (the “Bank”), effective as of the close of business on January 31, 2013. The Company’s Board of Directors will retain an executive search firm to initiate a formal search for a new chief executive.

Until a successor is appointed, the Board of Directors has established an Executive Council to carry out the responsibilities of the chief executive. Executive Vice President and Chief Operating Officer, Bonita I. Lee, 50, will be given the additional title of Acting President and will lead the Executive Council. The Executive Council membership will also include Executive Vice President and Chief Financial Officer Philip E. Guldeman, 67, and Executive Vice President and Chief Commercial Banking Officer Kyu S. Kim, 51.

“I would like to express the Board’s gratitude to Al for his many valued contributions to BBCN,” said Kevin S. Kim, Chairman of the Board. “Al has been instrumental in the transformative integration of our two organizations to become the leading Korean-American Bank in the United States and has sharpened the Company’s focus on achieving strong, sustained operating performance, while positioning us for endured success. We wish Al all the best in his future endeavors.”

“It has been my honor and privilege to serve BBCN as President and CEO, and I thank all of the employees for their dedicated support,” said Kang. “BBCN is in a unique position in the market with the most talented bankers and a strong foundation to capitalize on exciting opportunities ahead. I believe the Company is well positioned for continued profitability and growth, and I will watch with deep interest as BBCN continues to build on its progress to become a great company.”

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.3 billion in assets as of September 30, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 40 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

CONTACT:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com